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                                                           EXHIBIT 21.1

                       SUBSIDIARIES OF REGISTRANT

First National Bank in DeKalb (incorporated in Illinois)

First State Bank of Harvard (incorporated in Illinois)

The Bank of Yorkville (incorporated in Illinois)

The Sandwich State Bank (incorporated in Illinois)

Castle Finance Company, Inc. (incorporated in Illinois)

Castle Mortgage, Inc. (incorporated in Illinois)